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MacDermid Incorporated Newsline
Waterbury, CT 06720-9984
Tel (203) 575-5700
Offices located worldwide.


                   Waterbury, CT., October 29, 1999

                        For Immediate Release

     MacDermid Announces a Modification to and Extension of Its
                    Agreement to Acquire Polyfibron


     MacDermid, Incorporated, a specialty chemical company headquartered in Waterbury, CT. ("MacDermid") announced today that it has extended the time period for closing its proposed acquisition of Polyfibron Technologies, Inc. ("PTI") until December 15, 1999. In addition, MacDermid and PTI have agreed to reduce the share consideration to be paid by MacDermid for the acquisition of PTI from 7.7 million to 7.0 million shares of MacDermid common stock. Significant progress has been made toward achieving Federal Trade Commission ("FTC") approval for this transaction but approval has not been received yet, and no assurance can be given that approval will be obtained. The parties remain committed to closing the transaction prior to December 15, 1999.







This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation's future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales.